Exhibit 99

FOR IMMEDIATE RELEASE:

Contact:

David P. Boyle

Executive Vice President & CFO

Phone 717.530.2294

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Announces 2013 Fourth Quarter Earnings of $2.9 Million,

Year To Date Earnings Top $10.0 Million

•	Net income for the three months ended December 31, 2013 totaled $2.9 million, representing the fifth consecutive quarter of positive earnings and an improvement of $1.9 million from the same period in 2012.

•	Net income totaled $10.0 million for the twelve months ended December 31, 2013, an improvement of $48.5 million from the net loss of $38.5 million for the twelve months ended December 31, 2012.

•	The allowance for loan losses as a percent of total loans outstanding remained strong and totaled 3.12% at December 31, 2013, or 108.4% of nonaccrual loans.

•	$3.8 million of targeted expenses, or 75% of the previously announced two-year total of $5.0 million, were eliminated during the year ended December 31, 2013 – allowing for infrastructure investments to support future growth.

SHIPPENSBURG, PA (January 22, 2014) Orrstown Financial Services, Inc. (the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”), announced earnings of $2.9 million for the fourth quarter of 2013, compared to $1.0 million for the same quarter in 2012. Net income was $10.0 million for the year ended December 31, 2013, compared to a loss of $38.5 million for the year ended December 31, 2012.

Diluted earnings (loss) per share amounted to $0.36 for the three months ended December 31, 2013, as compared to $0.13 for the fourth quarter of 2012. Return on average assets and return on average equity totaled 0.99% and 12.82%, respectively, for the three months ended December 31, 2013. Diluted earnings (loss) per share amounted to $1.24 for the year ended December 31, 2013, as compared to ($4.77) for the same period in 2012. Return on average assets and return on average equity totaled 0.84% and 11.30%, respectively, for the year ended December 31, 2013.

Thomas R. Quinn, Jr., President and Chief Executive Officer, stated, “Our ability to address enterprise risk management issues during the past two years allowed for a renewed focus of the Company in 2013 to develop new customer relationships, entrance into Lancaster County, and made investments in technology which have strengthened our operating practices. These efforts allowed the Company to post earnings in each quarter during the year, and totaled over $10.0 million for the year ended December 31, 2013.” Quinn added, “In addition to these new initiatives, we continued to remediate problem loans, including the recovery of $3.2 million from a customer whose loan was partially charged-off, allowing us to record a negative provision for loan losses.”

“With the strengthening of our balance sheet and capital ratios, we were able to invest excess liquidity into loans and securities, allowing expansion in our net interest margin to 3.19% for the quarter ended December 31, 2013 compared to 2.96% for the prior quarter,” Quinn noted.

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OPERATING RESULTS

Net Interest Income

Net interest income totaled $8.5 million for the three months ended December 31, 2013, a 0.5% increase compared to the same period in 2012, and a 9.6% increase from the three months ended September 30, 2013. As a result of the sustained improvement in the Company’s asset quality and earnings performance during 2013, the Company was able to invest its excess liquidity into its securities, and to a lesser extent, loan portfolios, and away from its interest bearing bank balances. In addition, several nonaccrual loans were paid off in the fourth quarter of 2013, which resulted in the recognition of interest income. The combined effect of these factors resulted in an overall improvement in the Company’s net interest margin. Net interest margin was 3.19% for the three months ended December 31, 2013, compared to 3.00% for the same period in 2012 and 2.96% for the three months ended September 30, 2013.

For the year ended December 31, 2013, net interest income totaled $32.1 million, a decrease of $5.8 million from the $37.9 million earned in the same period in 2012. Despite improvements in net interest income and net interest margin in the fourth quarter, on a year to date basis, the decline in net interest income is a result of both a decrease in the volume of interest earning assets and in the average interest rates earned. Average earning assets were $1.1 billion for the year ended December 31, 2013, a decrease of $166 million, or 12.9% from the average of $1.3 billion for the same period in 2012. The reduction in interest-earning assets was primarily a result of the two loan sales in 2012 and the Company’s desire to decrease assets to maintain its capital ratios, resulting in reduced net interest income. Net interest margin has trended lower due to the proceeds from asset sales, loan and security prepayments and maturities being reinvested in lower interest rate instruments. Net interest margin was 3.03% for the year ended December 31, 2013, compared to 3.12% for the same period in 2012.

The Company has been able to effectively manage its cost of funds to partially offset lower yields earned on assets. The cost of funds declined to 0.40% and 0.45% for the three and twelve months ended December 31, 2013, respectively, an improvement from 0.51% and 0.59% for the same periods in 2012.

Provision for Loan Losses

The Company recorded a negative provision for loan losses, or a reversal of amounts previously provided, of $1.8 million and $3.2 million for the three months and twelve months ended December 31, 2013, respectively. During the periods, the Company received payments on classified loans with partial charge-offs previously recorded. As payments received during the periods exceeded the carrying value of these loans, the excess was included in recoveries of loan amounts previously charged-off. In connection with our quarterly evaluation of the adequacy of the allowance for loan losses, it was determined that large recoveries specific to loans in one customer relationship were not needed to replenish the reserve, and were taken into income for the periods through a negative provision for loan losses.

Noninterest Income

Noninterest income, excluding securities gains, totaled $4.1 million for the three months ended December 31, 2013, compared to $5.2 million for the same period in 2012. Several factors led to the lower revenues for the three months ended December 31, 2013 as compared to the same period in 2012. During the past several months, mortgage interest rates have risen, leading to a reduction in the number of customers refinancing their residential mortgages, resulting in a $781 thousand decline in mortgage banking revenues to $469 thousand for the quarter ended December 31, 2013, as compared to the same period in 2012. The Company has experienced a decline in other services charges which is consistent with trends noted in consumer spending behavior and lower loan and deposit balances. Partially offsetting these unfavorable variances were the revenues generated by Orrstown Financial Advisors, which generates trust and brokerage income. Orrstown Financial Advisors recorded revenues of $1.6 million for the quarter ended December 31, 2013, an increase of 4.6% over the same period in the prior year.

For the year ended December 31, 2013, noninterest income, excluding securities gains, totaled $17.5 million compared to $18.4 million for the year ended December 31, 2012. Despite interest rates favorably impacting mortgage banking revenue during the first half of 2013, the rise in rates in the second half of the year reduced refinancing volumes, resulting in mortgage banking revenues totaling $3.1 million for the year ended December 31, 2013, a $340 thousand, or 10%, decrease from the same period in 2012. Furthermore, service charges on deposit accounts and other service charges and fees were $511 thousand and $205 thousand lower, respectively, for the year ended December 31, 2013 as compared to the year ended December 31, 2012, as a result of consumer spending behavior and less overdrafts and lower loan and deposit balances. Offsetting these amounts were the revenues generated by Orrstown Financial

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Advisors, which were $6.7 million for the year ended December 31, 2013, a 10.4% increase over the same period in 2012.

Net securities gains totaled $53 thousand and $332 thousand for the three and twelve months ended December 31, 2013, respectively, compared to $0 and $4.8 million for the same periods in 2012, respectively. In 2013, asset/liability management strategies and interest rate conditions resulted in a limited number of securities sales. Strategic considerations and interest rate conditions, as well as a desire to maintain capital levels, factored into the extent and timing of securities gains taken in 2012.

Noninterest expenses

Noninterest expenses totaled $11.4 million for the three months ended December 31, 2013, compared to $10.6 million for the corresponding prior year period, an increase of 7.9%. Noninterest expenses amounted to $43.2 million for the year ended December 31, 2013, a decrease of $102 thousand, or 0.2%, from $43.3 million for the same period in 2012. The changes in certain components of the noninterest expenses between 2012 and 2013, as described below, are reflective of the Company’s asset quality remediation efforts, and focus on investing in additional talent and technology to better serve the needs of our customers, and efforts to develop new relationships.

Asset quality related costs, including collection, problem loan and real estate owned expenses, totaled $131 thousand and $811 thousand, respectively, for the three and twelve months ended December 31, 2013, which represent reductions of $404 thousand and $2.3 million, respectively, from the same periods in 2012. In addition, during the twelve months ended December 31, 2013, the Company was able to lower its consulting expenses, which are included in professional services, by $694 thousand compared to the same period in 2012. These reductions in expenses are consistent with the Company’s previously disclosed ‘Operation Bottom Line’ initiative, in which certain expenses were targeted to be reduced by $5.0 million over a two year period.

Growth in salaries and employee benefits were experienced during 2013, with total expenses for the three and twelve months ended December 31, 2013 totaling $6.2 million and $23.0 million, respectively, representing increases of $881 thousand and $3.1 million over the same periods in 2012. During 2013, the Company expanded its work force, as we enhanced our enterprise risk management practices, invested to ensure compliance with regulations, and strengthened our technology and operations departments to allow for the expansion of our product offerings. An additional factor contributing to the increase in salaries and benefit expense was the restoration of certain incentive based employee benefits as a result of the Company’s return to profitability.

As the Company began to lay the foundation for new product offerings and improvements to the customer experience across our delivery channels, increased furniture and equipment expenses were incurred, which totaled $918 thousand and $3.4 million for the three and twelve months ended December 31, 2013, respectively, compared to $754 thousand and $2.9 million for the same periods in 2012.

The Company’s efficiency ratio increased for the three and twelve months ended December 31, 2013 to 87.1% and 83.3%, respectively, compared to 74.0% and 72.2%, respectively, for the same periods in 2012. The higher, or less favorable, ratios were the result of the declines in net interest income between the two periods, and lower levels of noninterest income. The efficiency ratio expresses noninterest expense as a percentage of tax equivalent net interest income and noninterest income, excluding securities gains, intangible asset amortization and other real estate income and expenses.

Income Taxes

Income tax expense (benefit) totaled $15 thousand and ($206) thousand for the three and twelve months ended December 31, 2013, respectively, on pre-tax income of $2.9 million and $10.0 million for the three and twelve months ended December 31, 2013, respectively. This compared to an income tax expense of $1.0 million and $8.0 million recorded on pre-tax income (loss) of $2.0 million and ($30.5) million, respectively, for the three and twelve months ended December 31, 2012.

During the third quarter of 2012, an evaluation was completed on the net deferred tax asset that existed at that time, which principally resulted from credit and credit related losses and expenses that the Company had experienced. As a result of the taxable losses that were generated during 2012, and our inability to fully offset the tax to the two preceding carryback years allowed by tax regulation, our net deferred tax asset was dependent on tax planning strategies and future taxable income. Based on forecasted taxable income at that time, combined with limited available tax planning strategies, we were not able to conclude that the deferred tax asset would more likely than not be realized in its entirety,

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and as such, a valuation allowance was established for the full amount beginning in the third quarter of 2012, which resulted in a charge at that time of $19.9 million. An updated evaluation was completed at December 31, 2013, and we continue to believe that the valuation allowance is appropriate. The net benefit recorded during 2013 pertains to a state income tax refund, offset by estimated federal alternative minimum tax.

FINANCIAL CONDITION

Assets at December 31, 2013 were nearly $1.18 billion, a $54.9 million decrease from $1.23 billion at December 31, 2012. Gross loans, excluding those held for sale, totaled $671.0 million at December 31, 2013, a $32.7 million decrease from December 31, 2012, and a $12.6 million decrease from the September 30, 2013 balance. During 2013, pay downs on loans, including criticized assets which were successfully paid down or moved out of the Bank, exceeded new loan origination volumes. Current economic and market conditions in the Company’s markets have not led to a great deal of growth or activity, and competition for new business opportunities is strong.

As a result of the reduction in gross loans during the year ended December 31, 2013, the Company allowed run-off in its deposits, particularly time deposits which have a higher interest cost associated with them, resulting in total deposits declining by $84.6 million, or 7.8% during the twelve months ended December 31, 2013. In addition, during 2013 the Company invested some of its liquidity that was maintained in cash equivalents at December 31, 2012 into higher yielding securities available for sale. Both of these deposit and securities initiatives were implemented to improve net interest margin, while retaining sufficient liquidity to fund future loan growth.

Shareholders’ Equity

Shareholders’ equity totaled $91.4 million at December 31, 2013, an increase of $3.7 million, or 4.3%, since December 31, 2012. This increase was primarily the result of net income of $10.0 million posted for the year ended December 31, 2013, offset by a $6.6 million decrease in accumulated other comprehensive income (loss). The Company’s regulatory capital ratios continue to exceed all regulatory minimums required to be considered well capitalized, and have shown continued improvement since December 31, 2012. At December 31, 2013, the Company’s regulatory capital ratios consisted of a Tier-1 leverage ratio of 8.1%, a Tier-1 risk-based capital ratio of 13.7%, and a total risk-based capital ratio of 15.0%, which represent increases from 6.8%, 10.9% and 12.2%, respectively, at December 31, 2012. Net income recorded for the period combined with a reduction in risk weighted assets resulted in the improved ratios.

Asset Quality

Risk assets, defined as nonaccrual loans, restructured loans, loans past due 90 days or more and still accruing, and real estate owned totaled $26.3 million at December 31, 2013, which was an increase from December 31, 2012’s balance of $22.9 million. Restructured loans still accruing was the primary reason for the increase, and totaled $6.0 million at December 31, 2013 compared to $3.1 million at December 31, 2012. The increase was primarily the result of one relationship in which the borrower was experiencing reduced cash flows. The Bank has been working with the borrower through this period of reduced cash flow.

The allowance for loan losses totaled $21.0 million at December 31, 2013, a decrease of $2.2 million from $23.2 million at December 31, 2012, principally due to a negative provision for loan losses of $3.2 million recorded in 2013, offset by net recoveries of $949 thousand for the year. Despite the negative provision for loan losses and the net recoveries recorded during 2013, the allowance for loan losses to total loans ratio was 3.12% at December 31, 2013, and the allowance for loan losses coverage ratio of nonaccrual loans and restructured loans remained strong at 82.8%.

The Company recognizes asset quality as a high priority and continues efforts to mitigate future losses through capturing and monitoring credit risk within the portfolio and actively working with customers in order to allow them to meet their debt service requirements. Further, active monitoring and follow-up will continue on loans previously charged off in order to realize recoveries when borrowers’ conditions have improved.

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Operating Highlights (Unaudited):

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Dollars in thousands, except per share data)	2013	2012	2013	2012
Net income (loss)	$2,927	$1,030	$10,004	$(38,454)
Diluted earnings (loss) per share	$0.36	$0.13	$1.24	$(4.77)
Dividends per share	$0.00	$0.00	$0.00	$0.00
Return on average assets	0.99%	0.33%	0.84%	(2.84%)
Return on average equity	12.82%	4.69%	11.30%	(35.22%)
Net interest income	$8,513	$8,471	$32,087	$37,888
Net interest margin	3.19%	3.00%	3.03%	3.12%

Balance Sheet Highlights:

(Dollars in thousands, except per share data)	December 31, 2013	December 31, 2012
Assets	$1,177,812	$1,232,668
Loans, gross	672,973	711,601
Allowance for loan losses	(20,965)	(23,166)
Deposits	1,000,390	1,085,039
Shareholders’ equity	91,439	87,694

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)	December 31, 2013	December 31, 2012
Assets
Cash and cash equivalents	$37,560	$150,688
Securities available for sale	406,943	301,970
Loans held for sale	1,936	7,862
Loans	671,037	703,739
Less: Allowance for loan losses	(20,965)	(23,166)

Net loans	652,008	688,435

Premises and equipment, net	26,441	26,782
Other assets	54,860	64,793

Total assets	$1,177,812	$1,232,668

Liabilities
Deposits:
Non-interest bearing	$116,371	$121,090
Interest bearing	884,019	963,949

Total deposits	1,000,390	1,085,039
Borrowings	75,109	47,120
Accrued interest and other liabilities	10,874	12,815

Total liabilities	1,086,373	1,144,974

Shareholders’ Equity
Common stock	422	421
Additional paid - in capital	123,105	122,724
Retained earnings (accumulated deficit)	(27,255)	(37,259)
Accumulated other comprehensive income (loss)	(4,813)	1,828
Treasury stock	(20)	(20)

Total shareholders’ equity	91,439	87,694

Total liabilities and shareholders’ equity	$1,177,812	$1,232,668

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ORRSTOWN FINANCIAL SERVICES, INC. AND ITS WHOLLY-OWNED SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended		Twelve Months Ended
(Dollars in thousands, except per share data)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Interest and dividend income
Interest and fees on loans	$7,755	$8,930	$31,558	$39,647
Interest and dividends on investment securities	1,888	1,057	5,540	5,789

Total interest and dividend income	9,643	9,987	37,098	45,436

Interest expense
Interest on deposits	1,009	1,353	4,445	6,712
Interest on borrowings	121	163	566	836

Total interest expense	1,130	1,516	5,011	7,548

Net interest income	8,513	8,471	32,087	37,888
Provision for loan losses	(1,750)	1,000	(3,150)	48,300

Net interest income after provision for loan losses	10,263	7,471	35,237	(10,412)

Noninterest income
Service charges on deposit accounts	1,409	1,601	5,716	6,227
Trust department and brokerage income	1,628	1,557	6,681	6,053
Mortgage banking activities	469	1,250	3,053	3,393
Other income	554	756	2,026	2,765
Investment securities gains (losses)	53	0	332	4,824

Total noninterest income	4,113	5,164	17,808	23,262

Noninterest expenses
Salaries and employee benefits	6,237	5,356	22,954	19,864
Occupancy, furniture and equipment	1,452	1,211	5,501	4,888
Data processing	173	140	542	574
Advertising and bank promotions	535	296	1,251	1,411
FDIC insurance	639	708	2,577	2,727
Professional services	454	795	2,255	3,076
Collection and problem loan	109	407	674	2,297
Real estate owned expenses	22	128	137	834
Other operating expenses	1,813	1,559	7,356	7,678

Total noninterest expenses	11,434	10,600	43,247	43,349

Income (loss) before income tax (benefit)	2,942	2,035	9,798	(30,499)
Income tax expense (benefit)	15	1,005	(206)	7,955

Net income (loss)	$2,927	$1,030	$10,004	$(38,454)

Per share information:
Basic earnings (loss) per share	$0.36	$0.13	$1.24	$(4.77)
Diluted earnings (loss) per share	0.36	0.13	1.24	(4.77)
Dividends per share	0.00	0.00	0.00	0.00
Average shares and common stock equivalents outstanding	8,106,451	8,079,520	8,093,306	8,066,148

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ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	Three Months Ended
	December 31, 2013			December 31, 2012
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Federal funds sold & interest bearing bank balances	$34,566	$22	0.25%	$111,600	$73	0.26%
Securities	394,526	2,018	2.03	295,362	1,139	1.53
Loans	686,619	8,062	4.66	779,197	9,258	4.73

Total interest-earning assets	1,115,711	10,102	3.59	1,186,159	10,470	3.51

Other assets	61,251			60,701

Total	$1,176,962			$1,246,860

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$491,981	$191	0.15%	$496,030	$228	0.18%
Savings deposits	79,667	33	0.16	74,012	31	0.17
Time deposits	321,602	785	0.97	409,348	1,094	1.06
Short term borrowings	42,593	28	0.26	11,289	7	0.25
Long term debt	16,289	93	2.27	37,671	156	1.65

Total interest bearing liabilities	952,132	1,130	0.47	1,028,350	1,516	0.59

Non-interest bearing demand deposits	118,878			119,122
Other	15,346			12,099

Total Liabilities	1,086,356			1,159,571
Shareholders’ Equity	90,606			87,289

Total	$1,176,962		0.40%	$1,246,860		0.51%

Net interest income (FTE)/ net interest spread		8,972	3.12%		8,954	2.92%

Net interest margin			3.19%			3.00%

Tax-equivalent adjustment		(459)			(483)

Net interest income		$8,513			$8,471

NOTES:	Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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ANALYSIS OF NET INTEREST INCOME

Average Balances and Interest Rates, Taxable Equivalent Basis

	Twelve Months Ended
	December 31, 2013			December 31, 2012
(Dollars in thousands)	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate	Average Balance	Tax Equivalent Interest	Tax Equivalent Rate
Assets
Federal funds sold & interest bearing bank balances	$67,132	$174	0.26%	$109,298	$287	0.26%
Securities	368,208	5,940	1.61	315,581	6,420	2.03
Loans	683,272	32,779	4.80	859,985	40,994	4.77

Total interest-earning assets	1,118,612	38,893	3.48	1,284,864	47,701	3.71

Other assets	69,929			67,363

Total	$1,188,541			$1,352,227

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$484,114	$785	0.16%	$511,800	$1,236	0.24%
Savings deposits	78,714	129	0.16	74,180	124	0.17
Time deposits	352,905	3,531	1.00	455,507	5,352	1.17
Short term borrowings	24,312	61	0.25	30,581	120	0.39
Long term debt	28,752	505	1.76	43,576	716	1.64

Total interest bearing liabilities	968,797	5,011	0.52	1,115,644	7,548	0.68

Non-interest bearing demand deposits	119,146			116,930
Other	12,051			10,469

Total Liabilities	1,099,994			1,243,043
Shareholders’ Equity	88,547			109,184

Total	$1,188,541		0.45%	$1,352,227		0.59%

Net interest income (FTE)/ net interest spread		33,882	2.96%		40,153	3.03%

Net interest margin			3.03%			3.12%

Tax-equivalent adjustment		(1,795)			(2,265)

Net interest income		$32,087			$37,888

NOTES:	Yields and interest income on tax-exempt assets have been computed on a fully taxable equivalent basis assuming a 35% tax rate.

For yield calculation purposes, nonaccruing loans are included in the average loan balance.

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Nonperforming Assets / Risk Elements

(Dollars in Thousands)	December 31, 2013	September 30, 2013	December 31, 2012
Nonaccrual loans (cash basis)	$19,347	$16,813	$17,943
Other real estate (OREO)	987	965	1,876

Total nonperforming assets	20,334	17,778	19,819
Restructured loans still accruing	5,986	5,289	3,092
Loans past due 90 days or more and still accruing	0	20	0

Total risk assets	$26,320	$23,087	$22,911

Loans 30-89 days past due	$3,264	$4,059	$3,578
Asset quality ratios:
Total nonaccrual loans to loans	2.88%	2.46%	2.55%
Total nonperforming assets to assets	1.73%	1.47%	1.61%
Total nonperforming assets to total loans and OREO	3.03%	2.60%	2.81%
Total risk assets to total loans and OREO	3.92%	3.37%	3.25%
Total risk assets to total assets	2.23%	1.90%	1.86%
Allowance for loan losses to total loans	3.12%	3.11%	3.29%
Allowance for loan losses to nonaccrual loans	108.36%	126.40%	129.11%
Allowance for loan losses to nonaccrual and restructured loans still accruing	82.76%	96.15%	110.13%

Roll Forward of Allowance for Loan Losses

	Three Months Ended		Twelve Months Ended
(Dollars in Thousands)	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Balance at beginning of period	$21,252	$36,700	$23,166	$43,715
Provision for loan losses	(1,750)	1,000	(3,150)	48,300
Recoveries	2,131	2,602	6,676	5,410
Loans charged-off	(668)	(17,136)	(5,727)	(74,259)

Balance at end of period	$20,965	$23,166	$20,965	$23,166

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About the Company

With nearly $1.2 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty-two banking offices and two remote service facilities located in Cumberland, Franklin, Lancaster and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is traded on the NASDAQ Capital Market under the symbol ORRF.

Cautionary Note Regarding Forward-looking Statements:

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including, without limitation, our ability to remediate problem loans, ensure compliance with regulations, support future growth, reduce expenses by $5.0 million over a two year period, expand our product offerings as desired, mitigate future losses through capturing and monitoring credit risk within the portfolio, actively monitor and follow-up on loans previously charged off, or realize recoveries when the financial condition of borrower has improved. Actual results and trends could differ materially from those set forth in such statements and there can be no assurances that we will be able to remediate problem loans, ensure compliance with regulations, support future growth, reach the full level of expense reduction within the desired timeframe, expand our product offering as desired, mitigate future losses through capturing and monitoring credit risk within the portfolio, actively monitor and follow-up on loans previously charged off, or realize recoveries when the financial condition of a borrower has improved. Factors that could cause actual results to differ from those expressed or implied by the forward looking statements include, but are not limited to, the following: ineffectiveness of the Company’s business strategy due to changes in current or future market conditions; the effects of competition, including industry consolidation and development of competing financial products and services; changes in laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions, volatilities in the securities markets; and deteriorating economic conditions, and other risks and uncertainties, including those detailed in Orrstown Financial Services, Inc.’s Form 10-K for the fiscal year ended December 31, 2012, and the Form 10-Qs for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013 and other filings made with the Securities and Exchange Commission. The statements are valid only as of the date hereof and Orrstown Financial Services, Inc. disclaims any obligation to update this information.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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